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                                                                      Exhibit 22

                          SUBSIDIARIES OF REGISTRANT

The following are the subsidiaries of Mercom, Inc.:

       Communications and Cablevision, Inc.

       Coldwater Cablevision, Inc.

       Allegan County Cablevision, Inc.

       Mercom of Florida, Inc.

       Mercom Services, Inc.